Exhibit 10.3

Headquarters
1200 W. Sam Houston Parkway N.
Houston, TX 77043
Phone: 713-973-5389
August 27, 2007
Mr. Mark Mai
354 Cinnamon Oak
Houston, TX 77079
Dear Mark,
We are very pleased to offer you the position of Vice President and General Counsel for Dresser-Rand, reporting to Vince Volpe, President and CEO. In this role you will be elected an officer of Dresser-Rand, and have responsibility for the corporate secretary and chief compliance officer roles. Everyone who met you was impressed with your experience and knowledge. We hope you are equally as excited about Dresser-Rand.
Your annual salary will be $325,000. The annual incentive program bonus target will be 50% of base salary. Your 2007 bonus payment will be pro-rated for the actual number of months that you are employed by D-R in 2007.
You will be eligible for the Dresser-Rand long term incentive program. You will receive an initial annual grant valued at $475,000. This grant will be comprised of 60% stock options and 40% restricted shares, and will vest in four equal installments beginning February 15, 2008. In addition you will be provided with a sign on grant of restricted shares valued at $300,000. This grant will vest in two equal installments beginning February 15, 2008. D-R has adopted four annual fixed dates on which equity grants are made. You will receive both of these grants on the first fixed grant date following your hire date. You will also be eligible for an annual grant in February of 2008, when we expect to make all other annual long term incentive grants.
The Company and the Compensation Committee of the Board are currently reviewing proposals for both change in control and severance programs to be implemented in 2007. You will be eligible for a change in control benefit level of no less than one (1) year's equivalent of salary and annual target bonus. In addition, you will be eligible for severance of one (1) year's equivalent base salary plus annual bonus at target if you are terminated by the company for any reason other than just cause. Both of these programs will contain terms normal and customary for such agreements.
Participation in our employee benefit programs will begin on the first of the month following your start date. You will receive the benefits and perquisites commensurate with other senior level executives of the Company, generally, as approved by the Compensation Committee of the Board of Directors.
All offers of employment are contingent upon providing the necessary documentation to ensure compliance with the Immigration Reform and Control Act of 1986, signing company policy agreements such as our Code of Conduct, and completing a successful standard pre-employment drug screening and background check. After we determine your start date and the transition process, Lynna Bond (713-973-5380) will be your contact to make arrangements for these procedures.
If you have any questions, please contact me directly on my cell phone at 716-378-7379.
Very truly yours,

/s/ Elizabeth C. Powers

Elizabeth C. Powers
Vice President and Chief Administrative Officer

Cc: Vincent R. Volpe, Jr.
I accept the offer of employment from Dresser-Rand, as described above.

/s/ MARK F. MAI	August 28, 2007
(Signature)	(Date)